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                                                                Exhibit 11.2
                          VERITAS Software Corporation
                 Statement re Computation of Per Share Earnings
                    (In thousands, except per share amounts)


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                                                                       YEARS ENDED DECEMBER 31,
                                                                --------------------------------------
                                                                 1995            1994            1993
                                                                ------          ------          ------
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Net income from continuing operations..................         $8,148          $2,838          $1,112
Reduction of interest expense related to
   modified treasury stock method......................             --              --              83
                                                                ------          ------          ------
                                                                $8,148          $2,838          $1,195
                                                                ======          ======          ======
Computation of weighted average common and
   common equivalent shares outstanding (primary):
      Weighted average common shares outstanding.......          8,609           8,168           2,574
      Common equivalent shares from stock options
         granted during the twelve-month period
         prior to VERITAS' initial public offering....              --              --             322
      Common equivalent shares attributable to:
         Convertible preferred stock
           (if-converted method).......................             --              --           1,980
         Warrants and stock options....................            567             398             992
                                                                ------          ------          ------
Shares used in per share computation...................          9,176           8,566           5,868
                                                                ======          ======          ======

Net income per share...................................         $ 0.89          $ 0.33          $ 0.20
                                                                ======          ======          ======

Computation of weighted average common and common
   equivalent shares outstanding (fully diluted):
      Weighted average common shares outstanding.......          8,609           8,168           2,574
      Common equivalent shares from stock options
         granted during the twelve-month period prior
         to VERITAS' initial public offering...........             --              --             322
      Common equivalent shares attributable to:
         Convertible preferred stock
            (if-converted method)......................             --              --           1,980
         Warrants and stock options....................            669             428           1,174
                                                                ------          ------          ------
Shares used in per share computation...................          9,278           8,596           6,050
                                                                ======          ======          ======

Net income per share...................................         $ 0.88          $ 0.33          $ 0.20
                                                                ======          ======          ======

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